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                                                                    Exhibit 10-1

                               PURCHASE AGREEMENT

DATE:          February 22, 2005

SELLER:        LEXINGTON PRECISION CORPORATION, a Delaware corporation
               Address:   40 East 52nd Street, Floor 20
                          New York, New York 10022-5911
               Attention: Warren Delano, President
               Telephone: (212) 319-4650
               Facsimile: (212) 319-4659

SELLER'S
ATTORNEY:      SNELL & WILMER L.L.P.
               Address:   One Arizona Center
                          Phoenix, Arizona 85004-2202
               Attention: Joyce Kline Wright, Esq.
               Telephone: (602) 382-6249
               Facsimile: (602) 382-6070

BUYER: CITY OF CASA GRANDE, a political subdivision of the State of Arizona
               Address:   510 East Florence Boulevard
                          Casa Grande, Arizona 85222
               Attention: James V. Thompson, City Manager
               Telephone: (520) 421-8600
               Facsimile: (520) 421-8602

BUYER'S
ATTORNEY:      CITY ATTORNEY, CITY OF CASA GRANDE
               Address:   510 East Florence Boulevard
                          Casa Grande, Arizona 85222
               Attention: K. Scott McCoy, Esq.
               Telephone: (520) 421-8600
               Facsimile: (520) 421-8602

ESCROW AGENT:  FIDELITY NATIONAL TITLE AGENCY OF PINAL COUNTY, INC.
               Address:   410 East Florence Boulevard
                          Casa Grande, Arizona 85222
               Telephone: (520) 836-5100 Ext. 8539
               Facsimile: (529) 836-9645
               Escrow Officer: Tina M. Bradley

PROPERTY:      The real property described on EXHIBIT A, including all
               improvements, personal property and fixtures currently located on such real property and all rights and privileges appurtenant to the real property, all of which are agreed to be and constitute a part of the real property.
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                                    ARTICLE 1
                            AGREEMENT OF THE PARTIES

      1.1 Agreement. In consideration of the mutual promises and covenants set forth in this Agreement, Seller agrees to sell and Buyer agrees to buy the Property on the terms and conditions set forth in this Agreement.

      1.2 Effectiveness of Agreement; Opening Date. This Agreement shall be effective when both Buyer and Seller have executed this Agreement. Within one
(1) day following the date of execution of this Agreement by both Buyer and Seller, Buyer will deliver three (3) fully executed copies of this Agreement to Escrow Agent, together with the earnest money deposit required by SECTION 2.2(a). The "OPENING DATE" shall be the date on which Escrow Agent receives the fully executed copies and earnest money deposit. Promptly upon receipt of those items, Escrow Agent shall notify Buyer and Seller in writing of the Opening Date.

                                   ARTICLE 2
                        PURCHASE PRICE AND PAYMENT TERMS

      2.1 Purchase Price. The total purchase price for the Property is $2,750,000.00 (the "PURCHASE PRICE").

      2.2 Payment. The Purchase Price shall be paid by Buyer as follows:

            (a) Initial Earnest Money. Within one (1) day following the date of execution of this Agreement by both Buyer and Seller, Buyer agrees to deposit in escrow by cashier's check payable to Escrow Agent or by wire transfer of ready funds to the account of Escrow Agent the sum of $50,000.00 as an earnest money deposit.

            (b) Additional Earnest Money. On or before the expiration of the Due Diligence Period, Buyer agrees to deposit in escrow by cashier's check payable to Escrow Agent or by wire transfer of ready funds to the account of Escrow Agent the sum of $50,000.00 as an additional earnest money deposit.

            (c) Cash Payment at Closing. On or before the Closing, Buyer agrees to deposit in escrow by wire transfer of ready funds to the account of Escrow Agent the balance of the Purchase Price.

      2.3 Earnest Money Provisions.

            (a) Manner of Payment; Deposit. All earnest money deposits required by this Agreement shall be made by cashier's check payable to Escrow Agent or by wire transfer of immediately available funds to the account of Escrow Agent in the amount of the required earnest money deposit. Escrow Agent is instructed to deposit all such payments in a federally-insured money market or other similar account, subject to immediate withdrawal, at a bank or savings and loan institution located in Pinal County, Arizona.



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            (b) Interest. Interest earned on the earnest money deposits shall be retained in the escrow until the Closing, at which time such interest shall be paid to Seller, in addition to the Purchase Price; PROVIDED, HOWEVER, that if this Agreement is cancelled, the interest shall be paid to the party entitled to receive the earnest money.

            (c) Disposition of Earnest Money.

                  (i) If the escrow closes, all earnest money deposits in
            escrow, as well as any earnest money deposits previously released to Seller, shall be credited against the Purchase Price.

                  (ii) If the Agreement is cancelled and pursuant to the terms of this Agreement, Seller becomes entitled to receive and retain the earnest money, Escrow Agent shall immediately pay to Seller all earnest money deposits then in escrow. Seller shall also be entitled to retain any earnest money previously released to Seller from escrow.

                  (iii) If the Agreement is cancelled and pursuant to the terms of this Agreement, Buyer becomes entitled to a return of the earnest money deposits, Escrow Agent shall immediately refund to Buyer all earnest money deposits then in escrow. Seller shall also immediately return to Buyer any earnest money previously released to Seller from escrow.

            (d) Non-Refundable Nature of Earnest Money. All earnest money deposits shall be non-refundable, except as otherwise expressly provided in this Agreement.

            (e) Release of Earnest Money. Upon the expiration of the Due Diligence Period, all earnest money deposits previously made in escrow shall be released from escrow and delivered to Seller.

      2.4 Disbursements. At Closing, all amounts paid by Buyer on account of the Purchase Price, less any closing costs payable by Seller, shall be disbursed to Seller by wire transfer of ready funds.

                                   ARTICLE 3
                                     ESCROW

      3.1 Establishment of Escrow; Escrow Instructions. Immediately upon execution of this Agreement by both parties, Seller will deliver three (3) fully executed copies of this Agreement to Escrow Agent. An escrow for this transaction shall be established with Escrow Agent, and Escrow Agent is engaged to administer the escrow. This Agreement constitutes escrow instructions to Escrow Agent. Should Escrow Agent require the execution of its standard form printed escrow instructions, Buyer and Seller agree to execute same; however, such instructions shall be construed as applying only to Escrow Agent's engagement, and if there are conflicts between the terms of this Agreement and the terms of the printed escrow instructions, the terms of this Agreement shall control.


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      3.2 Acceptance; Escrow Agent Not a Party. By accepting this escrow, Escrow
Agent agrees to be bound by the terms of this Agreement as they relate to the duties of Escrow Agent. However, such agreement does not constitute Escrow Agent as a party to this Agreement and no consent or approval from Escrow Agent shall be required to amend, extend, supplement, cancel or otherwise modify this Agreement except to the extent any such action increases the duties of Escrow Agent or exposes Escrow Agent to increased liability, in which case, such action shall not be binding on Escrow Agent unless Escrow Agent has consented to the same in writing.

      3.3 Cancellation Charges. If the escrow fails to close because of Seller's default, Seller shall be liable for all customary escrow cancellation charges. If the escrow fails to close because of Buyer's default, Buyer shall be liable for all customary escrow cancellation charges. If the escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of all customary escrow cancellation charges.

      3.4 IRS Reporting. Escrow Agent agrees to be the designated "reporting person" under Section 6045(e) of the U.S. Internal Revenue Code of 1986 as amended (the "CODE") with respect to the real estate transaction described in this Agreement and to prepare, file and deliver such information, returns and statements as the U.S. Treasury Department may require by regulations or forms in connection with such requirements, including Form 1099-B.

      3.5 Insured Closing Letter. If Escrow Agent does not issue its own title insurance policies, but acts as an agent for an underwriter, as a condition to Escrow Agent acting as such, Escrow Agent shall cause its underwriter to issue to the parties a closing protection letter or insured closing service in written form satisfactory to Seller, within five (5) days following the Opening Date.

                                    ARTICLE 4
                       INFORMATION TO BE PROVIDED TO BUYER

      4.1 Information and Other Items to Be Provided to Buyer. Within the time periods set forth below, Seller will provide Buyer with the following (the "DUE DILIGENCE MATERIALS"):

            (a) Survey. No later than thirty (30) days after the Opening Date, a current survey (the "SURVEY") of the Property prepared by Val-Tec, Inc. The Survey will be an ALTA/ACSM survey, showing all easements, encroachments, and other matters affecting the Property. The Survey will be certified to be accurate, complete and correct to Seller, Buyer and Escrow Agent. The cost of the Survey will be paid by Seller. The legal description on the Survey shall be the description used in the deed conveying the Property to Buyer.

            (b) Title Report. As soon as reasonably possible following the Opening Date, a current preliminary title report or commitment for title insurance (the "TITLE REPORT") on the Property prepared by Escrow Agent. The Title Report will show the status of title to the Property as of the date of the Title Report and will be accompanied by legible copies of all documents referred to in the Title Report.


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            (c) Studies and Reports. During the period from the Opening Date until the earlier of the Closing or cancellation of this Agreement, copies of the Due Diligence Materials identified on EXHIBIT B shall be made available to Buyer.

      4.2 Retention or Return of Information. If this Agreement is cancelled, all of the Due Diligence Materials will be returned to Seller; otherwise, Buyer may retain such Due Diligence Materials.

      4.3 Right to Enter and Inspect the Property. During the period from the Opening Date until the earlier of the Closing or cancellation of this Agreement, Seller grants Buyer the non-exclusive right and license for Buyer and Buyer's representatives, agents, and contractors to enter upon the Property for the purposes of investigating and inspecting the Property and performing tests, studies and analyses with respect to the Property, including engineering studies and tests with respect to the improvements that comprise a portion of the Property. However, Buyer may not enter the Property without giving Seller at least twenty-four (24) hours advance written notice of what tests, studies or analyses Buyer intends to have performed and when and where such tests, studies or analyses will be performed. Seller shall have the right to have a representative present for all such activities, and Buyer, in making such entry and conducting such tests, studies, and analyses, shall not damage the Property. In addition to the foregoing, prior to permitting any third-party representative, agent, contractor or consultant of Buyer (each of the foregoing, a "BUYER CONSULTANT") to enter the Property, Buyer shall cause such Buyer Consultant to provide to Seller proof of insurance satisfactory to Seller that such Buyer Consultant has in effect, at all times when such Buyer Consultant is authorized to come on the Property pursuant to this Agreement, commercial general liability insurance in a minimum amount of $2,000,000, combined single limit per occurrence, insuring such Buyer Consultant against claims for personal injury, death, and property damage or destruction. Seller shall be named as an additional insured on such policy. Buyer agrees to indemnify, defend, and hold harmless Seller and its Related Parties for, from, and against any and all Claims arising out of Buyer's exercise of the rights granted by this Section, including, without limitation, any Claims relating to mechanics' or materialmen's liens. If this Agreement is cancelled by either Buyer or Seller, Buyer agrees, at its expense, to promptly refill holes dug and otherwise to repair any damage to the Property as a result of its activities pursuant to this Section.

                                   ARTICLE 5
                             CONDITIONS TO CLOSING

      5.1 Conditions to Buyer's Obligation to Close. Buyer's obligations to close this transaction are subject to the satisfaction of the following conditions on and as of the Closing, unless an earlier date is specified:

            (a) Title Review. Buyer is satisfied with the status of title to the Property as disclosed by the Title Report and the Survey. In that regard:

                  (i) Buyer shall have fifteen (15) days (the "REVIEW PERIOD")
            following receipt of both the Title Report and the Survey in which to review and to give Seller and Escrow Agent written notice of any Survey matter or title

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            exception which is unacceptable to Buyer, in Buyer's reasonable judgment (each such matter or exception, a "DISAPPROVED MATTER"). If, prior to Closing, Escrow Agent issues a supplemental or amended title report showing additional title exceptions (an "AMENDED TITLE REPORT"), Buyer shall have a period of time (a "SUPPLEMENTAL REVIEW PERIOD") equal to five (5) days from the date of receipt of the Amended Title Report and a copy of each document referred to in the Amended Title Report in which to give notice of dissatisfaction as to any additional Disapproved Matters. If Buyer does not object to a Survey matter or an exception to title as disclosed by the Title Report or an Amended Title Report within the applicable time period, such matter or exception shall be deemed to have been approved by Buyer.

                  (ii) If Buyer gives timely notice of any Disapproved Matter,
            Seller may, but shall have no obligation to, seek to remove such matters or to obtain Escrow Agent's commitment to issue title insurance endorsements satisfactory to Buyer against such matters, on or before the date that is five (5) days prior to the expiration of the Due Diligence Period.

                  (iii) If Seller does not eliminate all of the Disapproved
            Matters or obtain title insurance endorsements against such Disapproved Matters on or before the date that is five (5) days prior to the expiration of the Due Diligence Period, Buyer's sole and exclusive remedy shall be to either (A) cancel this Agreement by giving written notice of cancellation to Seller and Escrow Agent on or before the expiration of the Due Diligence Period, or (B) waive its objections to the Disapproved Matters and proceed to close with such Disapproved Matters thus being conclusively deemed to have been approved by Buyer.

                  (iv) Notwithstanding anything in this Agreement to the
            contrary, title to the Property shall be delivered to Buyer at the Closing free and clear of all monetary liens and encumbrances (other than the lien for current real property taxes not yet due and payable) voluntarily placed on the Property by Seller or Seller's predecessors-in-title and such monetary liens and encumbrances shall be released from the Property by Seller at Seller's sole expense on or before the Closing. All such liens and encumbrances are disapproved for the purposes of this Section, and Buyer need not give any further notice of disapproval as to those items.

                  (v) The matters shown in the Title Report and any Amended
            Title Report (other than standard printed exceptions and exclusions that will be included in the title policy) that are approved or deemed approved by Buyer in accordance with this SECTION 5.1, the Survey matters that are approved or deemed approved by Buyer, and any other matters approved by Buyer in writing, are referred to in this Agreement as the "APPROVED TITLE EXCEPTIONS."

            (b) Buyer's Investigations. Buyer is satisfied with Buyer's investigations and inspections of the Property and this transaction, including, without limitation, with Buyer's review of all Due Diligence Materials (other than the Title Report and Survey),

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      and with the results of Buyer's physical inspection of the Property, including all electrical, plumbing, mechanical, heating and air conditioning equipment and all furnishings, furniture, equipment, appliances, and personal property to be conveyed to Buyer under this Agreement. In that regard, for a period ending at 5:00 o'clock p.m. (local time) on the date that is thirty (30) days after the Opening Date (the "DUE DILIGENCE PERIOD"), Buyer will have the absolute right to cancel this Agreement for any reason whatsoever, in Buyer's sole and absolute discretion. However, until Buyer cancels, Buyer will proceed in good faith with Buyer's preliminary investigatory steps with respect to this transaction. Unless Buyer gives written notice of cancellation prior to the expiration of the above-described time period, then Buyer will be deemed to have elected not to cancel the Agreement under this provision

            (c) Escrow Agent Prepared to Close and Issue Title Policy. Escrow Agent is prepared to close the transactions contemplated by this Agreement and Title Insurer is unconditionally prepared to issue the Title Policy in the form required by this Agreement.

            (d) Truthfulness of Representations. Seller's representations and warranties set forth in this Agreement are true, complete and correct on and as of the Closing PROVIDED, HOWEVER, that if Buyer receives actual knowledge that any representation or warranty of Seller in SECTION 7.1(c) is not true, complete and correct in any material respect as of the Closing and does not elect to cancel the Agreement as permitted by this
      SECTION 5.1, then the representation or warranty will be deemed to have been amended to conform to the knowledge of Buyer; PROVIDED, FURTHER, HOWEVER, that if the change is due to the acts or omissions of Seller, any of its Related Parties, or Seller's contractors, the representation or warranty shall not be deemed to have been amended but to have been breached, and Buyer shall have all of its rights and remedies under this Agreement with respect to the representation or warranty that has been breached

            (e) Full Compliance. Seller has fully performed all of its obligations to be performed by Seller on or before Closing.

If any of the foregoing conditions is not fulfilled on or before the date by which such contingency is to have been satisfied and such condition has not otherwise been waived by Buyer in writing, Buyer may, in addition to any right or remedy otherwise available to Buyer, by written notice to Seller given at any time prior to Closing, cancel this Agreement. Upon such cancellation, Buyer shall be entitled to a return of all earnest money deposits.

      5.2 Conditions to Seller's Obligation to Close. Seller's obligation to close this transaction is subject to the satisfaction of the following conditions on and as of the Closing, unless an earlier date is specified:

            (a) Escrow Agent Prepared to Close and Issue Title Policy. Escrow Agent shall be prepared to close the transactions contemplated by this Agreement and Title Insurer is unconditionally prepared to issue the lender's title policy in the form required by this Agreement.


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            (b) Truthfulness of Representations. Buyer's representations and warranties set forth in this Agreement are true, complete and correct on and as of the Closing.

            (c) Full Compliance. Buyer has fully performed all of its obligations to be performed by Buyer on or before Closing.

If any of the foregoing conditions is not fulfilled on or before the date by which such contingency is to have been satisfied and such condition has not otherwise been waived by Seller in writing, Seller may, in addition to any right or remedy otherwise available to Seller, by written notice to Buyer, cancel this Agreement. Upon such cancellation, Seller shall be entitled to receive and retain all earnest money deposits.

      5.3 Delivery of Certain Items to Seller. If this Agreement is cancelled by either party for any reason other than a default by Seller, Buyer shall provide to Seller, at no cost to Seller, copies of all feasibility studies, reports, surveys, correspondence, or any other items obtained or created by or on behalf of Buyer in connection with its investigations, inspections, and reviews of the Property.

                                   ARTICLE 6
                                    CLOSING

      6.1 Time of Closing. The Closing of this transaction and escrow (referred to in this Agreement as the "CLOSING") shall occur promptly following the expiration of the Due Diligence Period on such date as the parties agree in writing, but in no event later than the date that is forty-five (45) days after the expiration of the Due Diligence Period, in the offices of Escrow Agent, except that if the date of Closing would otherwise occur prior to expiration of a Supplemental Review Period, the date of Closing shall automatically be extended to the day following expiration of the Supplemental Review Period.

      6.2 Closing Statement. Prior to Closing, Escrow Agent will prepare a consolidated closing settlement statement for Seller and Buyer, reflecting the various charges, prorations and credits applicable to each party, as provided in this Agreement, and provide each party with a copy of the closing settlement statement. Prior to Closing, each party shall have the right to review and approve the closing settlement statement to insure that such settlement statement conforms to the terms of this Agreement. The settlement statement, as approved by each party, is referred to in this Agreement as the "CLOSING SETTLEMENT STATEMENT".

      6.3 Seller's Closing Documents. On or before the Closing, Seller shall deposit into escrow the following documents for delivery to Buyer at the Closing, each of which shall have been duly executed and, where appropriate, acknowledged:

            (a) A special warranty deed (the "DEED") conveying the Property to Buyer, subject to current taxes and assessments, reservations in patents, all easements, rights-of-way, encumbrances, liens, covenants, conditions, restrictions, obligations and liabilities as may appear of record, and all matters which an accurate survey of the Property or a physical inspection of the Property would disclose. Water rights, if any, shall be

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      excluded from the coverage of the Deed warranties and shall be transferred by quitclaim only;

            (b) An affidavit of value as required by law;

            (c) A bill of sale conveying the personal property to Buyer free and clear of all liens and encumbrances, "as is", in its present condition and state of repair, with all defects and liabilities, latent or apparent, and without representation or warranty as to condition, merchantability or fitness for a particular purpose;

            (d) A certification to Buyer and Escrow Agent, signed and acknowledged by Seller under penalties of perjury, certifying that Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of Section 1445 and 7701 of the Internal Revenue Code of 1986 and the related Treasury Regulations; and

            (e) Such other documents as may be necessary or appropriate to transfer and convey all of the Property to Buyer and to otherwise consummate this transaction in accordance with the terms of this Agreement.

      6.4 Buyer's Closing Documents. On or before the Closing, Buyer shall deposit into escrow the following documents for delivery to Seller at the Closing, each of which shall have been duly executed and, where appropriate, acknowledged:

            (a) An affidavit of value as required by law; and

            (b) Such other documents as may be necessary or appropriate to consummate this transaction in accordance with the terms of this Agreement.

      6.5 Title Policies.

            (a) Standard Owner's Coverage. Promptly following the Closing, Seller shall provide Buyer with a standard owner's policy of title insurance issued by Fidelity National Title Insurance Company (the "TITLE INSURER") in the full amount of the Purchase Price, effective as of the Closing, insuring Buyer that fee simple title to the Property is vested in Buyer, subject only to the usual printed exceptions and exclusions contained in such title insurance policies and to the Approved Title Exceptions. The premium for a standard owner's title insurance policy shall be paid by Seller at Closing.

      (b) Extended Coverage. At any time prior to Closing, Buyer may elect to receive an extended coverage owner's policy and may request title insurance endorsements not otherwise provided by Seller in accordance with
      SECTION 5.1(a)(ii), in which case Buyer shall be responsible for satisfying, at its cost and prior to Closing, Escrow Agent's requirements for such additional coverage or endorsements, and at Closing, Buyer shall pay the difference between the premium for such policy and any special endorsements requested by Buyer and the premium for a standard coverage policy in the amount of the Purchase Price. In no event shall the Closing be conditional upon or extended because of Buyer's election of extended coverage or such special endorsements.


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      6.6 Closing Costs and Prorations.

            (a) Escrow Charges. Upon the Closing, Seller and Buyer each agree to pay one-half of the escrow charges.

            (b) Recording Fees. Seller and Buyer each agree to pay one-half of the fees for recording the Deed. All other recording fees will be paid by Buyer.

            (c) Documentary Taxes and Transfer Taxes; Sales Taxes. Buyer will pay any documentary transfer tax, stamp tax, real estate conveyance tax or similar tax or fee due and payable in connection with this transaction. Buyer will pay any transaction privilege tax, sales tax, or use tax payable on account of the sale of any portion of the Property.

            (d) Prorations. Real estate taxes and assessments, utility charges, and any property owners' association assessments shall be prorated in escrow as of the Closing, based upon the latest available information. Seller shall be responsible for payment of all taxes due and payable prior to the Closing, and Buyer shall be responsible for payment of all taxes due and payable from and after the Closing. Improvement liens and other special assessments shall be prorated as of the Closing.

            (e) Miscellaneous Closing Costs. Any other closing costs not provided for above or elsewhere in this Agreement shall be paid by Buyer and Seller according to the usual and customary practice in Pinal County, Arizona.

            (f) Method of Payment. All closing costs and commissions payable by Seller shall be deducted from Seller's proceeds at the Closing. On or before the Closing, Buyer shall deposit with Escrow Agent cash in an amount sufficient to pay all closing costs payable by Buyer.

      6.7 Payments and Disbursements to Be Handled through the Escrow. The various charges, credits and prorations contemplated by this Agreement will be handled by Escrow Agent through the escrow by appropriate charges and credits to Buyer and Seller and will be reflected in the Closing Settlement Statement. All amounts payable pursuant to this Agreement will be paid to Escrow Agent for disposition through the escrow. Escrow Agent is authorized to make all disbursements to the parties and to third parties contemplated by this Agreement from funds deposited for those purposes, as necessary or appropriate to close this transaction and as set forth in the Closing Settlement Statement.

                                   ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

      7.1 Seller's Representations.

            (a) Nature of Seller's Representations. Each of the representations and warranties of Seller contained in this SECTION 7.1 constitutes a material part of the consideration to Buyer, and Buyer is relying on the correctness and completeness of these representations and warranties in entering into this transaction. Each of the

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      representations and warranties is true and accurate as of the date of execution of this Agreement by Seller, will be true and accurate as of the Closing and will survive the Closing, subject to the provisions of SECTION 5.1(d) and SECTION 11.8(c).

            (b) Representations and Warranties as to Seller and the Transaction. Seller represents and warrants to Buyer as follows:

                  (i) Organizational Status. Seller is a corporation duly
            organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of Arizona, and has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of Seller have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement.

                  (ii) Entity Action. All entity action on the part of Seller and its constituents which is required for the execution, delivery and performance by Seller of this Agreement and each of the documents and agreements to be delivered by Seller at the Closing has been duly and effectively taken.

                  (iii) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by Seller at the Closing, constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a court of law or equity.

                  (iv) Violations; Consents; Defaults. Neither the execution of this Agreement nor the performance by Seller of its obligations under this Agreement will result in any breach or violation of (A) to Seller's knowledge, the terms of any law, rule, ordinance, or regulation; or (B) any decree, judgment or order to which Seller or any constituent member of Seller is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Seller in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by Seller of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under Seller's organizational documents or any indenture, mortgage, lease, agreement, or other instrument to which Seller is a party or by which Seller or any of its assets may be bound. The execution and delivery of this Agreement and performance by Seller of its obligations under this Agreement will not result in the creation of any new, or the acceleration of any existing, lien, charge, or encumbrance upon the Property.

            (c) Representations and Warranties Relating to the Property. Seller represents and warrants to Buyer that, except as disclosed in the Due Diligence Materials:

                  (i) Litigation. Neither Seller nor any of its constituent
            members is a party to any pending action, suit, proceeding or investigation, at law or in equity or otherwise, in, for or by any court or governmental board, commission, agency, department or officer arising from or relating to this transaction or the Property. No litigation, administrative or other proceeding (including any condemnation proceeding), or order or judgment is pending or outstanding, or to Seller's knowledge, threatened against or relating to any portion of the Property or which could affect the performance by Seller of any of its obligations under this Agreement.

                  (ii) Unrecorded Documents. There are no unrecorded leases, arrangements, agreements, understandings, options, contracts, or rights of first refusal to which Seller is a party affecting or relating to the Property in any way.

            (d) Seller's Knowledge. For purposes of this SECTION 7.1, the term "KNOWLEDGE" shall mean and be limited to the actual (as distinguished from implied, imputed or constructive) knowledge of Warren Delano, without such individual having any obligation to make an independent inquiry or investigation.

      7.2 Buyer's Representations.

            (a) Nature of Buyer's Representations. Each of the representations and warranties of Buyer contained in this SECTION 7.2 constitutes a material part of the consideration to Seller and Seller is relying on the correctness and completeness of these representations and warranties in entering into this transaction. Each of the representations and warranties is true and accurate as of the date of execution of this Agreement by Buyer, will be true and accurate as of the Closing, and will survive the Closing.

            (b) Representations and Warranties as to Buyer and the Transaction. Buyer represents and warrants to Seller as follows:

                  (i) Organizational Status. Buyer is a political subdivision of the State of Arizona duly organized, validly existing and in good standing under the laws of the State of Arizona, is qualified to do business in the State of Arizona, and has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of Buyer have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement.

                  (ii) Entity Action. All entity action on the part of Buyer and its constituents which is required for the execution, delivery and performance by Buyer of this Agreement and each of the documents and agreements to be delivered by Buyer at the Closing has been duly and effectively taken.

                  (iii) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by Buyer at the Closing, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

                  (iv) Violations; Consents; Defaults. Neither the execution of this Agreement nor the performance by Buyer of its obligations under this Agreement will result in any breach or violation of (A) to Buyer's actual knowledge, the terms of any law, rule, ordinance, or regulation or of (B) any decree, judgment or order to which Buyer or any constituent member of Buyer is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Buyer in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by Buyer of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under Buyer's organizational documents or any indenture, mortgage, lease, agreement, or other instrument to which Buyer is a party or by which Buyer or any of its assets may be bound.

      7.3 Release.

            (a) Release; As Is Nature of Transaction. Except for any express warranties and representations set forth elsewhere in this Agreement or in any closing documents delivered by Seller:

                  (i) Seller and Seller's Related Parties are released from all responsibility and liability regarding the Property, including the development potential of the Property; the condition, valuation or utility of the Property, or its suitability for any purpose whatsoever; title and survey matters with respect to the Property; and any responsibility or liability with respect to the presence in the soil, air, structures, and surface and subsurface waters, of Hazardous Substances; and

                  (ii) Buyer expressly acknowledges that Buyer has not relied on any warranties, promises, understandings or representations, express or implied, oral or written, of Seller or any of Seller's Related Parties, relating to the Property or any other aspect of the transactions contemplated by this Agreement and that Buyer is acquiring the Property in its present condition and state of repair, "AS IS" and "WHERE IS", with all defects and liabilities, latent or apparent.

            (b) Information Provided by Seller. Buyer acknowledges that any information of any type which Buyer has received or may receive from Seller or Seller's agents is furnished on the express condition that Buyer shall make an independent verification of the accuracy of such information, all such information being furnished without any representation or warranty whatsoever.

            (c) Buyer's Due Diligence; Waivers. No later than expiration of the Due Diligence Period, Buyer will have inspected and investigated all aspects of the Property as Buyer deems necessary or appropriate to Buyer's complete satisfaction and will have observed the physical characteristics and existing conditions of the Property, the structural character, soundness and state of repair of the buildings and other structures and improvements on the Property, the condition and state of repair of all equipment, fixtures, furnishings, furniture, equipment, appliances, and personal property constituting part of the Property, and the operations on the Property and on adjacent areas. Except as arising from the express warranties and representations of Seller, Buyer waives any and all objections to, complaints about, or claims regarding the Property and its physical characteristics and existing conditions, including, without limitation, objections to, complaints about, or claims regarding subsurface soil and water conditions, solid and hazardous waste and hazardous substances, and endangered or protected plant or animal species on, under or adjacent to the Property (including federal, state or common law based actions and any private right of action under state and federal law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, and any state or local equivalent). Buyer further assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and, except as arising from the express warranties and representations of Seller, the risk that adverse physical characteristics and conditions, including, without limitation, the presence of hazardous substances or other contaminants, may not have been revealed by its investigation.

            (d) Acknowledgments. Buyer agrees that the matters released pursuant to this SECTION 7.3 are not limited to matters which are known or disclosed. In this connection, Buyer acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, controversies, damages, costs, losses or expenses which are presently unknown, unanticipated and unsuspected, and Buyer further acknowledges that the release contained in this Section has been negotiated and agreed upon in light of the foregoing. Buyer expressly waives any provision of statutory or decisional law to the effect that a general release does not extend to claims which the releasing party does not know or suspect to exist in such party's favor at the time of executing the release, which, if known by such party, must have materially affected such party's settlement with the released parties.

                                   ARTICLE 8
                              ADDITIONAL COVENANTS

      8.1 Possession. Possession of the Property shall be delivered to Buyer upon the Closing.

      8.2 Condemnation. If, prior to Closing, more than 15% of the total square footage of the Property is taken by or under threat of condemnation or eminent domain (including by deed in lieu of condemnation) or Buyer receives notice from any governmental agency or other person with the power of eminent domain threatening the taking of more than 15% of the total square footage of the Property (any such event being referred to as a "CONDEMNATION EVENT"), Buyer may, at its election, cancel this Agreement by giving written notice of cancellation to Seller and Escrow Agent within five days of occurrence of the Condemnation Event. If Buyer so elects to cancel this Agreement, then all earnest money deposits will be returned to Buyer and the Agreement shall be cancelled. If, prior to Closing, there is a Condemnation Event with respect to 15% or less of the total square footage of the Property or if Buyer elects to close the escrow notwithstanding the taking of more than 15% of the total square footage of the Property, Buyer shall receive all awards or payments made to which Seller is entitled for such taking, and Buyer shall proceed to close the escrow and pay the total Purchase Price.

      8.3 Risk of Loss. Except as provided in this Section and except as otherwise provided in SECTION 4.3, the risk of loss or damage to the Property and all liability to third persons until the Closing shall be borne by Seller. In case of loss or damage to the Property prior to the Closing, Seller shall have the option to fully restore the Property, and if Seller elects to restore, the Closing shall be extended for a reasonable period of time following the loss or damage in order to permit Seller to fully restore the Property. If, however, Seller does not restore the Property prior to the Closing, as extended, then Buyer, at Buyer's option and as Buyer's sole and exclusive remedy, may either:

            (a) Cancel this Agreement by giving written notice to Seller and Escrow Agent, in which case Buyer will be entitled to a return of all earnest money deposits; or

            (b) Proceed with the Closing, and, at Buyer's option, either receive a mutually agreed abatement of the Purchase Price or be entitled to Seller's rights to insurance. If the parties cannot agree to an acceptable abatement to the Purchase Price, then Buyer will pay the full Purchase Price for the Property, less the deductible payable with respect to the loss and, at the Closing, all of the insurance proceeds payable to Seller with respect to the loss and all rights with respect to the loss under the insurance policy covering the loss will be assigned by Seller to Buyer and any moneys received by Seller at any time in connection with the loss will be paid to Buyer.

      8.4 Buyer's Indemnity. Buyer shall defend, indemnify, save and hold Seller and its Related Parties harmless for, from and against any and all Claims:

            (a) Directly or indirectly relating in any way to the Property and accruing from and after the Closing;

            (b) Accruing at any time before or after the Closing as the result of the acts or omissions of Buyer, any of Buyer's Related Parties, or any of Buyer's consultants, representatives, or contractors; and

            (c) Subject to any limitations imposed by SECTION 10.1, arising as a result of the breach by Buyer of any of Buyer's obligation under this Agreement or under any
                                       15
      other agreement or document delivered by Buyer in accordance with this Agreement, or as a result of the inaccuracy of any representation or warranty made by Buyer in this Agreement or in any other agreement or document delivered by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

except, in the case of Claims under both SECTIONS 8.4(a) and 8.4(b), to the extent arising from any actions, activities, or omissions of Seller, its Related Parties, or any of Seller's consultants, representatives, or contractors.

      8.5 Scope. The indemnity obligations of Buyer under SECTION 8.4 are in addition to and not in lieu of any other indemnification obligations of such party set forth elsewhere in this Agreement.

                                   ARTICLE 9
                                   BROKERAGE

      9.1 Brokerage. Seller warrants that Seller has not dealt with any broker in connection with this transaction other than Grubb & Ellis/BRE Commercial, LLC ("BROKER"). Buyer warrants that Buyer has not dealt with any broker in connection with this transaction other than Broker. If any other person shall assert a claim to a finder's fee, brokerage commission or other compensation on account of alleged employment as a finder or broker or performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify, defend, and hold harmless the other party and such party's Related Parties for, from and against any and all Claims in connection with such claim or any action or proceeding brought on such claim.

                                   ARTICLE 10
                             DEFAULTS AND REMEDIES

      10.1 Defaults by Buyer.

            (a) Buyer's Default. The occurrence of any of the following will constitute a default by Buyer under this Agreement:

                  (i) If, by the time set for the Closing, Buyer has failed to pay the balance of the Purchase Price into escrow, to deposit into escrow the documents and other items to be deposited by Buyer in escrow by the time set for Closing, or to perform any other obligation of Buyer to be performed by the time set for Closing (all such obligations being referred to collectively as the "BUYER CLOSING OBLIGATIONS");

                  (ii) If Buyer makes an unauthorized assignment of this
            Agreement; or

                  (iii) If Buyer fails to observe or perform any of the other covenants or agreements contained in this Agreement to be observed or performed by Buyer, but such failure, if of a type that can be cured or corrected by Buyer, will not be a
                                       16
            default unless such failure continues for fifteen (15) days after written notice of breach is given by Seller to Buyer except that if such failure is of such a character as to require more than fifteen
            (15) days to correct, Buyer will not be in default if Buyer commences actions to correct such failure within the fifteen (15) day period and thereafter, using reasonable diligence, cures such failure. In no event, however, will the cure period be extended beyond the time set for Closing.

            (b) Seller's Remedies.

                  (i) If Buyer is in default with respect to the Buyer Closing
            Obligations, Seller's sole and exclusive remedy with respect to such default shall be to cancel this Agreement and the escrow, such cancellation to be effective immediately upon Seller giving written notice of cancellation to Buyer and Escrow Agent. Upon such cancellation, Seller shall be entitled to receive and retain all earnest money deposits as liquidated damages for such failure and not as a penalty, the parties agreeing and stipulating that the exact amount of damages would be extremely difficult to ascertain and that the earnest money deposits constitute a reasonable and fair approximation of such damages.

                  (ii) If Buyer is in default with respect any of its
            obligations under this Agreement, other than the Buyer Closing Obligations, including any indemnity obligation, Seller shall have all rights and remedies at law or in equity in connection with such default.

                  (iii) Seller irrevocably waives any right to damages or any other remedies or form of relief, except as specifically set forth in this SECTION 10.1(b).

      10.2 Default by Seller.

            (a) Seller's Default. The occurrence of any of the following will constitute a default by Seller under this Agreement:

                  (i) If, by the time set for the Closing, Seller has failed to deposit into escrow the documents and other items to be deposited by Seller in escrow by the time set for Closing, or to perform any other obligation of Seller to be performed by the time set for Closing (all such obligations being referred to collectively as the "SELLER CLOSING OBLIGATIONS"); or

                  (ii) If Seller fails to observe or perform any of the other covenants or agreements contained in this Agreement to be observed or performed by Seller, but such failure, if of a type that can be cured or corrected by Seller, will not be a default unless such failure continues for fifteen (15) days after written notice of breach is given by Buyer to Seller except that if such failure is of such a character as to require more than fifteen (15) days to correct, Seller will not be in default if Seller commences actions to correct such failure within the fifteen (15) day period and thereafter, using reasonable diligence, cures such failure. In such event, the time for Closing will automatically be extended to permit such cure within the time period above provided.

            (b) Buyer's Remedies.

                  (i) If Seller is in default with respect to the Seller Closing
            Obligations, Buyer may, by written notice to Seller and Escrow Agent, given within ten (10) days following the date that the default by Seller occurs, elect to exercise either the Termination Right or the Specific Enforcement Right as described below, but not both, unless prior to such notice being given, Seller otherwise cures the default, in which case Buyer and Seller shall proceed to close the transaction within five (5) days following such cure.

                        (A) Buyer may terminate this Agreement (the "TERMINATION
                  RIGHT"), effective as of the date Buyer gives the notice to Seller and Escrow Agent electing to exercise the Termination Right. If Buyer exercises the Termination Right, all earnest money deposits will be returned to Buyer.

                        (B) Buyer may elect to pursue specific performance of
                  this Agreement (the "SPECIFIC PERFORMANCE RIGHT"); PROVIDED, HOWEVER, that the amount payable by Buyer at Closing shall be reduced by the amount of damages incurred by Buyer as a result of Seller's default, including any and all reasonable costs and expenses incurred by Buyer and paid to third parties, including outside counsel, in enforcing its rights and remedies under this Agreement.

            If Buyer fails to elect the Specific Performance Remedy within the ten (10) day period described above, Buyer shall have no further right to demand specific performance and shall be conclusively presumed to have exercised the Termination Right.

                  (ii) If Seller is in default with respect any of its
            obligations under this Agreement, other than the Seller Closing Obligations, including any indemnity obligation, Buyer shall have all rights and remedies at law or in equity in connection with such default.

                  (iii) Buyer irrevocably waives any right to damages or any other remedies or form of relief, except as specifically set forth in this SECTION 10.2(b).

                                   ARTICLE 11
                               GENERAL PROVISIONS

      11.1 Certain Definitions. As used in this Agreement, certain capitalized terms are defined as follows:

            (a) "CLAIMS" means any and all obligations, debts, covenants, conditions, representations, costs, and liabilities and any and all demands, causes of action, and claims, of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise, including attorneys' fees and litigation and court costs.

            (b) "RELATED PARTIES" means, with respect to any person or entity, the officers, directors, shareholders, partners, members, employees, agents, attorneys, elected officials, managers, successors, personal representatives, heirs, executors, or assigns of any such person or entity.

      11.2 Assignment.

            (a) General Prohibition. Buyer may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of Seller, which consent may be given or withheld in Seller's sole discretion. Any such assignment or transfer without such consent shall be absolutely null and void and shall constitute a default by Buyer under this Agreement.

            (b) Assignment by Operation of Law; Bankruptcy. In no event will this Agreement or any interest in this Agreement or the Property be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings without the prior written consent of Seller. In no event will this Agreement or any rights or privileges of Buyer under this Agreement be deemed an asset of Buyer under any bankruptcy, insolvency or reorganization proceedings.

      11.3 Binding Effect. Except as limited by the provisions of SECTION 11.2, the provisions of this Agreement are binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

      11.4 Attorneys' Fees. If either party to this Agreement initiates or defends any legal action or proceeding with the other party in any way connected with this Agreement, the prevailing party in any such legal action or proceeding, in addition to any other relief which may be granted, whether legal or equitable, shall be entitled to recover from the losing party in any such legal action or proceeding its reasonable costs and expenses of suit, including reasonable attorneys' fees and expert witness fees. If either party to this Agreement initiates or defends any legal action or proceeding with a third party because of the violation of any term, covenant, condition or agreement contained in this Agreement by the other party to this Agreement, then the party so litigating shall be entitled to recover its reasonable costs and expenses of suit, including reasonable attorneys' fees and expert witness fees, incurred in connection with such litigation from the other party to this Agreement. All such costs and attorney's fees shall be deemed to have accrued on commencement of any such legal action or proceeding and shall be enforceable whether or not such legal action or proceeding is prosecuted to judgment. Attorneys' fees under this
Section include attorneys' fees on any appeal and in any bankruptcy or similar or related proceeding in federal or state courts. Any dispute as to the amounts payable pursuant to this Section shall be resolved by the court and not by a jury.

      11.5 Waivers. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provision of this Agreement intended for its benefit; PROVIDED, HOWEVER, such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Agreement.

      11.6 Notices. All notices shall be in writing and shall be made by hand delivery, facsimile, express delivery service, freight prepaid, or by certified mail, postage prepaid, return receipt requested. Notices will be delivered or addressed to Seller and Buyer at the addresses or facsimile numbers set forth on the first page of this Agreement or at such other address or number as a party may designate to the other party in writing. Any such notice shall be deemed to be given and received and shall be effective (a) on the date on which the notice is delivered, if notice is given by hand delivery; (b) on the date of actual receipt, if the notice is sent by express delivery service; (c) on the date on which it is received or rejected as reflected by a receipt if given by United States mail, addressed and sent as aforesaid; and (d) when transmitted properly, in the case of facsimile transmission, with a facsimile being deemed to have been properly transmitted as of the date of successful transmission of the entire notice, as confirmed by return transmission; PROVIDED, HOWEVER, that if successful transmission is completed after 5:00 p.m., local time for the recipient on such day, then the facsimile transmission will be deemed to have been given and received and become effective on the next succeeding day.

      11.7 Further Documentation. Each party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

      11.8 Survival. The following obligations of the parties will survive the Closing or cancellation of this Agreement, whether contained in this Agreement or in any agreement, instrument, or other document given by a party in connection with the transactions contemplated by this Agreement:

            (a) Post-Closing Covenants. Any and all obligations of the parties that are to be performed following the Closing;

            (b) Indemnification Obligations. All indemnity obligations of the parties;

            (c) Warranties. Any and all warranties or representations of the parties; PROVIDED, HOWEVER, that any claim for a breach of any of the representations and warranties of Seller contained in SECTION 7.1(c) must be brought in a court of competent jurisdiction within one (1) year following the Closing; and

            (d) Other Obligations. Any other obligation with respect to which it is expressly provided that it will survive the Closing or cancellation of this Agreement.

      11.9 Counterparts. This Agreement may be executed in counterparts (and by different parties to this Agreement in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy to the other party shall be effective as delivery of a manually executed counterpart of this Agreement.

      11.10 Construction. Unless the context of this Agreement clearly requires otherwise or unless otherwise expressly stated in this Agreement, this Agreement shall be construed in accordance with the following:

            (a) Use of Certain Words. References to the plural include the singular and to the singular include the plural and references to any gender include any other gender. The part includes the whole; the terms "include" and "including" are not limiting; and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (b) References. References in this Agreement to "Articles," "Sections," or Exhibits are to the Articles and Sections of this Agreement and the Exhibits to this Agreement. Any reference to this Agreement includes any and all amendments, extensions, modifications, renewals, or supplements to this Agreement. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement.

            (c) The Recitals. Buyer and Seller acknowledge that the Recitals are accurate and that they are a part of this Agreement.

            (d) Construing the Agreement. Each of the parties to this Agreement acknowledges that such party has had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party to this Agreement based upon authorship or any other factor but shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties to this Agreement.

            (e) Partial Invalidity. If any portion of this Agreement is determined to be unconstitutional, unenforceable or invalid, such portion of this Agreement shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portion of this Agreement shall remain in full force and effect and shall, for all purposes, constitute the entire Agreement.

            (f) Governing Law. This Agreement shall be construed according to the laws of the State of Arizona, without giving effect to its conflict of laws principles.

            (g) Time of Essence; Time Periods. Time is of the essence of this Agreement. The time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 5:00 o'clock p.m. (local time) on the last day of the applicable time period provided for in this Agreement. If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday or legal holiday, or any other day that Escrow Agent is closed for business, the time for performance or taking such action shall be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday or day on which Escrow Agent is closed for business.

            (h) Entire Agreement. This Agreement, which includes EXHIBIT A, constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless in writing and executed by Buyer and Seller.

      11.11 Acceptance. This Agreement shall be of no force and effect unless Buyer shall have executed and delivered three fully executed originals, together with the earnest money deposit, to Escrow Agent on or before 5:00 o'clock p.m. on February 28, 2005.

      EXECUTED as of the date written on the first page of this Agreement.

                                             SELLER:

                                             LEXINGTON PRECISION CORPORATION, a
                                             Delaware corporation

                                             By: /s/ Warren Delano
                                                 ------------------------------
                                             Name: Warren Delano
                                             Its: President

                                             BUYER:

                                             CITY OF CASA GRANDE, a political
                                             subdivision of the State of Arizona

                                             By: /s/ Scott Baber
                                                 -------------------------------
                                             Name: Scott Baber
                                             Its: Acting City Manager

The undersigned Escrow Agent hereby accepts employment to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

FIDELITY NATIONAL TITLE AGENCY OF PINAL COUNTY, INC.

By: /s/ Tina M. Bradley
    --------------------------
Name: Tina M. Bradley
Its:  Escrow Officer
Date: February 25, 2005

"Escrow Agent"

                                    EXHIBIT A
                        LEGAL DESCRIPTION OF THE PROPERTY

PARCEL NO 1:

Lot 52, CASA GRANDE MUNICIPAL AIRPORT INDUSTRIAL PARK, according to the plat of record in the office of the County Recorder of Pinal County, Arizona, in Cabinet A, Slide 20;

EXCEPT therefrom all mineral deposits and rights together with the right to prospect for, mine and remove the same, as reserved by the State of Arizona in instrument recorded March 15, 1947, in Book 80 of Deeds, page 251, records of Pinal County, Arizona.

PARCEL NO 2:

Lot 53, CASA GRANDE MUNICIPAL AIRPORT INDUSTRIAL PARK, according the plat of record in the office of the County Recorder of Pinal County, Arizona in Cabinet A, Slide 20;

EXCEPT therefrom all mineral deposits and rights together with the right to prospect for, mine and remove the same, as reserved by the State of Arizona in instrument recorded March 15, 1947, in Book 80 of Deeds, page 251, records of Pinal County, Arizona.

PARCEL NO. 3:

Lot 54, CASA GRANDE MUNICIPAL AIRPORT INDUSTRIAL PARK, according to the plat of record in the office of the County Recorder of Pinal County, Arizona, in Cabinet A, Slide 20;

EXCEPT therefrom all mineral deposits and rights together with the right to prospect for, mine and remove the same, as reserved by the State of Arizona in instrument recorded March 15, 1947, in Book 80 of Deeds, page 251, records of Pinal County, Arizona.

                                   EXHIBIT B
                   DUE DILIGENCE MATERIALS PER SECTION 4.1(c)

INSTALL/INSTRUCTION DOCUMENTS:                     BUILDING PLANS:
Safety shower                                      1989 Set of building plans
ARO pumps                                          1989 plumbing
Bus way                                            1989 mechanical
Cutting oil pump out stations                      1989 electric
Digital clock display                              1989 site survey
Hand rails                                         1996 Set of building plans 11" x 14"
Knight fire alarm panel                            1997 Set of progress prints
Lighting information                               1996 structural
Overhead crane (3)                                 1996 improvements 2nd floor
Mop water system                                   1996 landscaping
Hubbell Motion sensor                              1996 electrical
Overhead door                                      1996 master package
Power rewind reels                                 1996 plumbing
Trane tracker                                      1996 mechanical
Building mgmt system                               1996 butler bldg
Thermostats office                                 1996 as built
Utility plan                                       1996 electrical copies
Water filters                                      1996 sprinkler system
MCG surge protection                               1997 office sprinklers
HVAC spec sheet (original bldg)                    1997 grading and drainage
Honeywell thermostats                              1997 furniture plans & invoice
Wolfe mechanical A/C install docs
Carpet
Security system (2)
Subcontractor master docs (7 binders)
Expansion master schedule
Oil distribution system

REPORTS:
8/16/96 Geotechnical Exploration
7/29/02 Western Tech Phase I
10/28/02 Western Tech Phase II

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